EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-27962 on Form N-1A of our reports dated as indicated on the attached Schedule A, relating to the financial statements and financial highlights of the Funds listed on the attached Schedule A, certain of the funds constituting Eaton Vance Special Investment Trust (the “Trust”), and the Portfolios listed on the attached Schedule A, appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2023

Schedule A

Eaton Vance Special Investment Trust

Report Date	Fund Name (collectively, the “Funds”)

February 24, 2023	Eaton Vance Dividend Builder Fund
February 21, 2023	Eaton Vance Growth Fund
February 21, 2023	Eaton Vance Large-Cap Value Fund
February 21, 2023	Eaton Vance Small-Cap Fund
February 24, 2023	Eaton Vance Special Equities Fund
February 24, 2023	Eaton Vance Balanced Fund
February 24, 2023	Eaton Vance Greater India Fund
February 24, 2023	Eaton Vance Core Bond Fund

Portfolio financial statements that are included in one or more of the above Funds’ annual reports for the year ended December 31, 2022:

Report Date	Portfolio Name (collectively, the “Portfolios”)

February 24, 2023	Core Bond Portfolio
February 24, 2023	Stock Portfolio
February 24, 2023	Greater India Portfolio